EXHIBIT 99.1

For Immediate Release

PARLUX ANNOUNCES 60-DAY EXTENSION

ON REPAYMENT OF CREDIT FACILITY

FORT LAUDERDALE, FLORIDA, September 2, 2009.  Parlux Fragrances, Inc. (PARL:NASDAQ) announced today that on August 31, 2009, Parlux Fragrances, Inc. (the "Company") and its subsidiary, Parlux Ltd., as borrowers, entered into a Forbearance Agreement (the “Forbearance Agreement”) regarding its Loan and Security Agreement, dated as of July 22, 2008 (the “Credit Agreement") with Regions Bank, as lender (the “Bank").  The Forbearance Agreement was entered into to address the Company’s outstanding borrowings in excess of the limitation in the Credit Agreement.

The Forbearance Agreement states that the Bank will forbear from any legal action to accelerate the Company’s obligations to the Bank until October 28, 2009, subject to no further events of default under the terms of the Credit Agreement, as amended.  The Company is currently negotiating replacement financing with several potential sources and expects to have a new financing arrangement in place in the near future.

About Parlux Fragrances, Inc.

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products. It holds licenses for Paris Hilton, Jessica Simpson, GUESS?, Nicole Miller, Josie Natori, Queen Latifah, Marc Ecko, Rihanna, Kanye West, XOXO, Ocean Pacific (OP), Andy Roddick, babyGund, and Fred Hayman Beverly Hills designer fragrances, as well as Paris Hilton watches, cosmetics, sunglasses, handbags and other small leather accessories.

Certain Information Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales, the Company's ability to maintain its current brands and licenses, the Company's ability to successfully introduce, acquire, or launch new brands, licenses, or products in a cost-effective manner, general economic conditions, Perfumania's ability to pay its balance due to the Company, continued compliance with the covenants in its credit facility, and the Company’s ability to amend or replace its existing credit facility to provide it with sufficient liquidity to fund its planned operations. Additional risk factors are set forth in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR:

Parlux Fragrances, Inc. (954) 316-9008

CONTACT:

Neil J. Katz, Ext. 8116 nkatz@parlux.com

Raymond J. Balsys, Ext. 8106 rbalsys@parlux.com

Web site: http://www.parlux.com